Exhibit 10.16

May 2, 2005

Surge Components, Inc.
95 East Jefryn Blvd.
Deer Park, NY 11729

Gentlemen:

Reference is made to the Financing Agreement entered into between us dated July 2, 2002, as amended and/or supplemented (the "Financing Agreement").

This will confirm that, effective May 1, 2005, the Financing Agreement is hereby amended as follows:

The following is added as the last sentence of Section 3.1:

"Notwithstanding the foregoing, Borrower agrees to pay to Lender each month interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on the amount of Over-advance, if any, in the Loan Account during the preceding month, at a rate of three percent (3%) per annum in excess of the Effective Rate.

Except as hereinabove specifically set forth, the Financing Agreement shall continue unmodified.

Very truly yours,

ROSENTHAL & ROSENTHAL, INC.

By:	/s/

AGREED:	James J. Occhiogrosso
Senior Vice President
SURGE COMPONENTS INC.

/s/
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